Exhibit 16.1

June 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We have read the statements made by Piper Jaffray Companies (the "Company"), which we understand will be filed with the Commission, pursuant to Item 14 of Form 10, as part of the Company's filing on Form 10. We agree with the statements concerning our Firm in such Form 10. We have no basis, however, to agree or disagree with the statement contained in the first sentence of the first paragraph of the "Change in Accountants" section of the Form 10.

Very truly yours,

/s/ PricewaterhouseCoopers LLP